UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2009

Annual Meeting

and

Proxy Statement

Koppers Holdings Inc.

April 1, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108 on Wednesday, May 6, 2009, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the meeting will be the election of three directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2009.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2008.

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy form in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Walter W. Turner

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 6, 2009

Time:	10:00 a.m. Eastern Daylight Time

Place:	Pittsburgh Airport Marriott
777 Aten Road, Coraopolis, Pennsylvania 15108

Proposals:

1.	To elect 3 members of our board of directors.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:	You can vote if you were a shareholder of record on March 17, 2009.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

April 1, 2009

Your Vote Is Important

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Shareholder Meeting to Be Held on May 6, 2009

A complete copy of this proxy statement and our annual report for the year ended December 31, 2008 are also available at https://www.sendd.com/EZProxy/?project_id=157.

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

PROXY STATEMENT

What is the purpose of this annual meeting?

The shareholders will act on the following matters:

•	Election of 3 nominees to the board of directors; and
•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2009.

In addition, our management will report on our performance in 2008 and will answer questions from shareholders. We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Koppers Holdings Inc., a Pennsylvania corporation, of proxies to be voted at our 2009 annual meeting of shareholders and at any adjournment of such meeting. We refer to Koppers Holdings Inc. as the company, Koppers, we, our and us.

You are invited to attend our annual meeting of shareholders on Wednesday, May 6, 2009, beginning at 10:00 a.m. Eastern Daylight Time at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108.

Shareholders will be admitted to the annual meeting beginning at 9:30 a.m. Eastern Daylight Time. Seating will be limited.

We began distributing the proxy materials contained in this package on or about April 1, 2009.

Who may vote at the annual meeting?

If you owned shares of our common stock at the close of business on March 17, 2009, which we refer to as the record date, you may vote your shares at the meeting.

How many shares of common stock were outstanding on the record date?

On the record date, 20,428,727 shares of our common stock were outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2008 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in the street name. The notice of annual meeting, proxy statement, proxy card and 2008 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

How do I vote?

You may vote your shares by proxy or in person.

By proxy.  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the prepaid envelope. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

In person.  All shareholders may vote in person at the annual meeting. If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

How does a proxy work?

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

What if I receive more than one proxy card?

You may receive more than 1 proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by 1 card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote.

If you receive more than 1 proxy card for shares registered in your name, you have shares registered differently in more than 1 account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, BNY Mellon Shareowner Services at Newport Office Center VII, 480 Washington Boulevard, Jersey City, NJ 07310, at its toll-free number (800-589-9026) or on its website at www.bnymellon.com/shareowner/isd with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

What are broker non-votes?

The New York Stock Exchange (the stock exchange on which our common shares are listed and which we refer to as the NYSE) permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include the election of directors and the ratification of independent registered public accountants. Brokers may not vote their customers’ shares on non-routine matters such as mergers, employee compensation plans and contested matters unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary;
•	Timely delivery of a valid, later-dated proxy; or
•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

How do I contact Koppers corporate secretary?

You may contact our corporate secretary by sending correspondence to our principal executive offices at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Is there a list of shareholders entitled to vote at the annual meeting?

Yes. The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting.

What is a quorum?

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of the shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Votes withheld, abstentions and broker non-votes will be counted in determining the presence of a quorum.

What are the voting requirements to elect the directors and to approve the proposal to ratify the appointment of Ernst & Young LLP?

You have 1 vote for each share that you held on the record date for each proposal.

For the election of directors, the 3 nominees for election as directors receiving the highest number of votes cast will be elected. This is called plurality voting. You are not permitted to accumulate your shares when you vote your shares in favor of our candidates for election as directors.

To be approved, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 requires a majority of votes cast on the proposal to be in favor of the appointment, assuming the presence of a quorum.

Pennsylvania law provides that abstentions, votes withheld and broker non-votes are not votes cast. Therefore, with respect to the election of directors, abstentions, votes withheld and broker non-votes do not count either for or against such election.

Does Koppers have a recommendation on voting?

Yes. The board of directors recommends a vote “FOR” the election of all nominees as directors and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2009.

Who counts the votes cast at the annual meeting?

Representatives of BNY Mellon Shareowner Services will tabulate the votes and act as inspectors of election at the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired BNY Mellon Shareowner Services, our transfer agent, to distribute and solicit proxies. We will pay BNY Mellon Shareowner Services an estimated fee of $5,000, plus its reasonable expenses, for these services.

Will my vote be confidential?

Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

The nominees for election to Class II of the board of directors have been nominated by our nominating and corporate governance committee for election to the board of directors, and our board has approved these nominees. One of the nominees is currently serving as a director for us. Two of the nominees are not currently serving as a director for us.

The number of directors on our board is currently fixed at 8 members, divided into 3 classes, with each class as nearly equal in number as possible. Except in the case of a vacancy, Class I and Class II of the board each consist of 3 directors, and Class III of the board consists of 2 directors. Our board is currently comprised of 6 members and we currently have vacancies in Class I and II.

Clayton Sweeney, who has been our director since November 2004 and a director of Koppers Inc. since January 1989, will not stand for re-election at the annual meeting. As previously disclosed, Christian Oberbeck, who has been our director since November 2004 and a director of Koppers Inc. since October 1997, resigned from our board on February 13, 2009. We extend our appreciation to Mr. Oberbeck and Mr. Sweeney for their contributions to our success. Mr. Oberbeck was, and Mr. Sweeney currently is, a Class II director.

Even if all 3 nominees are elected at the annual meeting, we will continue to have a vacancy in Class I. Directors are elected for 3-year terms on a staggered term basis. This means that each year the term of office of 1 class will expire and the terms of office of the other 2 classes will extend for additional periods of 1 and 2 years, as applicable. At this year’s annual meeting we are asking you to elect the nominees for director in Class II whose term of office will expire in 2012.

The board has nominated X. Sharon Feng, Stephen R. Tritch and T. Michael Young for election as Class II directors. Mr. Young is standing for re-election. Dr. Feng was recommended as a nominee by one of our non-management directors and Mr. Tritch was recommended as a nominee by our chief executive officer.

Each nominee in Class II who is selected as a director will hold office for 3 years or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

It is the board’s policy as set forth in our corporate governance guidelines not to set a limit on the number of terms for which a director may serve. Setting term limits may prevent the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and therefore provide an increasing contribution to the board. Also, management accountability may be undermined by frequent turnover of directors. Non-employee directors will not be re-nominated as a director after their 70th birthday. Employee directors must resign from the board upon their retirement with us.

Vote Required

Nominees for directors will be elected by a plurality vote by the shares present (in person or by proxy) at the meeting. This means that the 3 directors receiving the highest number of votes cast at the annual meeting will be elected for a 3-year term.

Your proxy will be voted “FOR” the election of these nominees unless you withhold authority to vote for 1, 2 or all 3 of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one. We will only count votes “FOR” a candidate in the election of directors.

Board Recommendation

With respect to the election of directors (Proxy Item 1), the board of directors recommends a vote “FOR” the election of all 3 nominees.

Biographical Summaries of Nominees and Directors

The following information relates to the 3 nominees for election at this year’s annual meeting:

CLASS II DIRECTORS WITH A TERM EXPIRING 2012

X. Sharon Feng, Ph.D. Age: 50	Dr. Feng has been the Vice President, Technical Services/Industrial and Environmental Affairs, of Lanxess Corporation (specialty chemicals) since August 2006. From February 2005 to August 2006, Dr. Feng served as the Vice President of Business Development, Coatings and Adhesives, Asia Pacific Region for Bayer MaterialScience (specialty chemicals) and from January 2004 to January 2005, Dr. Feng was the Director of Polyurethane Research, North America, for Bayer MaterialScience.

Stephen R. Tritch Age: 59	Mr. Tritch retired from his position at Westinghouse Electric Company (nuclear power) in June 2008, where he was the chief executive officer since June 2002. Currently, Mr. Tritch is the chairman of the board of Westinghouse Electric Company and has been since June 2002.

T. Michael Young Age: 64	Mr. Young became a member of our board of directors in May 2006. Mr. Young has been a managing partner (and is currently an executive officer) of The CapStreet Group, LLC (investment company) since July 2006. He was also the chairman of the board of Metal Supermarkets International (metal distribution) from December 2005 through October 2007. Mr. Young was the president and CEO of Metal Supermarkets International from December 2002 to December 2005. Mr. Young is a certified public accountant and former partner of Arthur Andersen, LLP.

The following information relates to the continuing directors with terms expiring in 2010 and 2011.

CONTINUING CLASS III DIRECTORS WITH A TERM EXPIRING 2010

David M. Hillenbrand, Ph.D. Age: 61	Dr. Hillenbrand has been a director since November 2004 and has been a director of Koppers Inc. since February 1999. In July 2005, Dr. Hillenbrand was appointed president and chief executive officer of the Carnegie Museums of Pittsburgh (non-profit museums). Dr. Hillenbrand retired from Bayer AG (chemical, healthcare, agricultural and specialty material products) in August 2003, where he was executive vice president, Bayer Polymers (global polymers). Dr. Hillenbrand previously had been president and chief executive officer of Bayer, Inc. (diverse chemicals, polymers, health-care and imaging technologies) for 8 years.

James C. Stalder Age: 68	Mr. Stalder became a member of our board of directors in November 2006. He is currently the vice chair of the audit committee of Carnegie Mellon University (higher education), chair of its finance committee and member of its investment committee. Mr. Stalder was formerly the dean of the graduate and undergraduate Schools of Business of Duquesne University (higher education) from July 2000 to June 2005. Mr. Stalder is a certified public accountant and the former managing partner of the Pittsburgh office of PricewaterhouseCoopers LLP (accounting firm).

CONTINUING CLASS I DIRECTORS WITH A TERM EXPIRING 2011

Cynthia A. Baldwin Age: 64

Ms. Baldwin became a member of our board of directors on February 1, 2008. Ms. Baldwin has been a partner at the law firm of Duane Morris LLP (law firm) since March 2008. Ms. Baldwin was a former Pennsylvania Supreme Court Justice from 2006 to 2008 and served as a Judge on the Allegheny County Court of Common Pleas for

16 years.

Walter W. Turner Age: 62	Mr. Turner was elected president and chief executive officer in, and has been a director since, November 2004. He has been president and chief executive officer and director of Koppers Inc., our wholly-owned subsidiary, since February 1998.

Board Meetings and Committees

Meetings in 2008

During 2008, the board held 8 meetings. The average attendance at meetings of our board and committees of our board during 2008 was over 98 percent, and each director attended at least 75 percent of the total number of meetings of the board and committees of the board on which such director served.

Our board of directors currently has 4 standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, and a safety, health and environmental committee. Descriptions of the audit committee, management development and compensation committee, nominating and corporate governance committee and safety, health and environmental committee are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

We expect each director to attend the meetings of the board, the board committees on which the director serves and the annual meeting of shareholders. All of the members of our board at the time of our annual meeting last year attended our annual meeting of shareholders in 2008.

Membership of Committees

The following table shows the membership of each committee.

Committee	Members
Audit	James C. Stalder (Chair) Cynthia A. Baldwin Clayton A. Sweeney T. Michael Young

Nominating and Corporate Governance	Cynthia A. Baldwin (Chair) James C. Stalder Clayton A. Sweeney T. Michael Young

Management Development and Compensation	T. Michael Young (Chair) David M. Hillenbrand James C. Stalder

Safety, Health & Environmental	Clayton A. Sweeney (Chair) David M. Hillenbrand Walter W. Turner

Independence of Committee Members

We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we also refer to as the SEC, including the rules relating to independent members on our board committees. The SEC rules set forth the independence requirements for our audit committee and require that all members of our audit committee be independent. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by the SEC and the NYSE rules.

Audit Committee

The audit committee is required to hold at least 4 regularly scheduled meetings each year and held 6 meetings in 2008. The board has determined that Mr. Stalder is our financial expert as such term is defined under the SEC rules.

The audit committee’s responsibilities include oversight of the integrity of our financial statements, the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor, review of the independence of our independent auditor, resolution of disagreements between our management and our independent auditor and oversight of our internal audit function.

In connection with oversight of the integrity of our financial statements, the audit committee’s responsibilities include:

•	Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•	Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•

Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to any audit problems or difficulties and management’s response;

•

Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•	Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•	Reviewing disclosures in our periodic reports filed with the SEC, including “Management’s Discussion and Analysis”.

In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•	Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•	Reviewing all non-audit services proposed to be provided by the independent auditor;

•

Receiving and reviewing, on an annual basis, reports from the independent auditor regarding the firm’s internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding 5 years;

•	Reviewing the qualifications of the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every 5 years; and

•	Reviewing and approving, as appropriate, the compensation of the independent auditor.

The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Management Development and Compensation Committee

The management development and compensation committee is required to meet at least 4 times a year and held 5 meetings in 2008. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Business Conduct and Ethics and are commensurate with the high standards of performance expected of our directors and officers.

The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once a year. In addition, the management development and compensation committee annually reviews and makes recommendations to the board with respect to our chief executive officer’s compensation. The committee also annually reviews and makes recommendations to the board with respect to the compensation structure for all other officers and key executives, including the adoption of cash-based incentive and bonus compensation plans and equity-based incentive and bonus compensation plans.

The management development and compensation committee is charged with administering our cash-based and equity-based incentive and bonus compensation plans, which we refer to as incentive and bonus compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of rewards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive and bonus compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

At least annually, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management. The committee must also review and make recommendations to the board regarding revisions of its charter.

The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. In addition, the committee has the power to form and delegate authority to subcommittees. In accordance with its authority to retain advisors, the committee engaged Frederic W. Cook & Co., Inc., which we refer to as FW Cook, as outside consultants to advise the committee during 2008. FW Cook does not advise our management, and receives no other compensation from us. FW Cook attended certain of the committee meetings in 2008 and in early 2009. Additional detail regarding the services performed by FW Cook can be found beginning on page 24 under “Role of Consultants.”

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is required to meet at least 3 times each year and held 4 meetings in 2008. The nominating and corporate governance committee’s goals and responsibilities include identifying individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors and using this criteria in its recommendation of new directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates.

Although there are no specific minimum qualifications a nominee must meet in order to be recommended for the board, the committee’s charter provides that it should seek to establish a board that consists of individuals from diverse educational and professional experiences and backgrounds, that when taken as a whole, provides meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, prominence and reputation in their profession, a global business perspective, concern for the long-term interests of the shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board at that point in time. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. The committee reviews the membership criteria and modifies them as necessary each year.

The committee is responsible for the oversight of the evaluation of the board of directors and our management. In doing so, the nominating and corporate governance committee (i) evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers) and (ii) reviews the performance, qualifications and other related issues concerning board members at least once every 3 years.

The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management. The committee is also committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the nominating and corporate governance committee developed and recommended to the board of directors a set of corporate governance guidelines.

At least once every 2 years, the nominating and corporate governance committee must review and, if appropriate, recommend to the board appropriate changes to the articles of incorporation, by-laws, corporate governance guidelines, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Officers. The nominating and corporate governance committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Business Conduct and Ethics, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

The nominating and corporate governance committee may obtain advice and assistance from internal or external legal, accounting or other advisors, without the presence of our officers and may interview and meet with our employees without the presence of our management.

Safety, Health and Environmental Committee

Our safety, health and environmental committee held 4 meetings in 2008 and is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative and regulatory trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that our managers are promoting proper and government-mandated practices in the areas of safety, health and the environment and that we have written procedures and an audit program in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines, among other things, assist our board in determining whether a director is independent under the NYSE rules.

Our corporate governance guidelines address matters such as the selection and composition of the board, board leadership, board composition and performance, the board’s relationship to senior management, meeting procedures and committee matters.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

A majority of our current board members and all 3 of our nominees are independent within the meaning of the NYSE rules. In accordance with the NYSE rules, our board of directors reviewed the independence of each of our current directors and Mr. Oberbeck (who resigned from our board on February 13, 2009) on November 5, 2008, and Dr. Feng and Mr. Tritch on February 16, 2009, in accordance with our corporate governance guidelines and the NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and all 3 of our nominees have no material relationship with us (neither directly nor as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Ms. Baldwin, Dr. Hillenbrand, Mr. Stalder, Mr. Sweeney, Mr. Young, Dr. Feng and Mr. Tritch each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Oberbeck and Mr. Turner are not independent. On November 7, 2007, our board of directors determined that Mr. Robert Cizik, who retired from our board at last year’s annual meeting, was also not independent.

In reaching this determination, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director. In reviewing such guidelines and the NYSE rules with respect to Mr. Sweeney, who is counsel to Schnader Harrison Segal & Lewis, LLP, which provided counsel to us during 2007 for a total of approximately $0.1 million and 2008 for a total of approximately $0.1 million in legal fees, the board considered our arrangement with the firm and determined that the arrangement is not material.

The following is a summary of the guidelines established by our board in our corporate governance guidelines, recently revised to reflect modifications to the NYSE rules, and which are used by the board to determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding 3 years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external independent auditor and personally worked on our audit within that time;

•

an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external independent auditor and personally worked on our audit within that time;

•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such 3-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external independent auditor;

•	the director is a current employee of such internal or external independent auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external independent auditing firm and who personally works on our audit.

When the board reviews the independence of its members, the board does not consider the following categorical commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of another company that has made payments to, or received payments from us, in any of the last 3 fiscal years that are less than the greater of $1.0 million or 2 percent of the annual revenues of the company with which he or she is so associated;

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 2 percent of the total consolidated assets of the company he or she serves as an executive officer; and

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 2 percent of that organization’s total annual charitable receipts (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions). We have not made contributions to any tax exempt organization in which any independent director serves as an executive officer within the preceding 3 years that total more than the greater of $1.0 million or 2 percent of such tax exempt organization’s consolidated gross revenues.

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Executive Sessions

Our non-management directors meet at regularly scheduled executive sessions without management. Our current policy is that the roles of the chairman of the board and the chief executive officer should be separate. If the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors will serve as the presiding director for the executive sessions of the non-management directors and in communicating the board’s annual evaluation of the chief executive officer. Currently, the chairman of the board of directors, Dr. Hillenbrand, is not an employee. Therefore, Dr. Hillenbrand serves as the presiding director for meetings of the non-management directors and in communicating the board’s annual evaluation of the chief executive officer.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics for all directors, officers and employees and a Code of Ethics for Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Business Conduct and Ethics covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Business Conduct and Ethics and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the non-executive chairman or the non-management directors as a group may do so by sending a written communication to the attention of the non-executive chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

Procedure for Shareholder Nominations of Directors

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. If you would like to have your nominee included in our proxy statement and proxy card for our 2010 annual meeting, your recommendation must be received by our corporate secretary on or before December 2, 2009. If your nominee is not included in our proxy statement and proxy card for our 2010 annual meeting, your recommendation must be received by our corporate secretary no later than ten days after the meeting is first publicly announced in order to be timely given. The written submission should include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and a written indication of the individual’s willingness to serve as a director of the company. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures.

Committee Reports to Shareholders

Audit Committee Report

As set forth in the charter, our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. The independent auditor is responsible for planning and carrying out an integrated audit of our consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and reviewing our quarterly financial statements and annual financial statements prior to the filing of each of our quarterly reports on Form 10-Q and annual reports on Form 10-K, respectively.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2008, with management and with Ernst & Young LLP, our independent auditor for 2008. The audit committee has discussed with our independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence. Also, in the performance of its oversight function, during 2008 the audit committee received frequent reports from our manager of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with Ernst & Young LLP their independence. As a result of the enactment of the Sarbanes-Oxley Act of 2002, the audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

James C. Stalder (Chairman)	Clayton A. Sweeney
Cynthia A. Baldwin	T. Michael Young

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

T. Michael Young (Chairman)	David M. Hillenbrand
James C. Stalder

COMMON STOCK OWNERSHIP

Director, Director Nominee and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 23, 2009, by directors, director nominees, the named executive officers, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

	Shares of Beneficially Owned Common Stock
Name of Beneficial Owner	Amount of Beneficially Owned Common Stock	Percent of Class
Cynthia A. Baldwin	4,500	*
X. Sharon Feng	—	*
David M. Hillenbrand	9,348	*
James C. Stalder	7,500	*
Clayton A. Sweeney	16,160	*
Stephen R. Tritch	—	*
T. Michael Young	9,000	*
Walter W. Turner	271,493	1.3%
Kevin J. Fitzgerald	30,617	*
Steven R. Lacy	22,617	*
Thomas D. Loadman	22,655	*
Brian H. McCurrie	34,342	*
All Directors, Director Nominees and Executive Officers as a Group (19 in total)	499,023	2.4%

*	Less than 1 percent

Beneficial Owners Of More Than 5 Percent

The following table shows shareholders whom we know were beneficial owners of more than 5 percent of our common stock as of March 23, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficially Owned Common Stock	Percent of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, Maryland 21202	2,324,400	11.4%

Lord, Abbett & Co. LLC (2) 90 Hudson Street Jersey City, New Jersey 07302	2,139,859	10.5%

Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management (3) 6000 Poplar Avenue, Suite 220 Memphis, Tennessee 38119	1,614,692	7.9%

Keeley Asset Management Corp. (4) 401 South LaSalle Street Chicago, Illinois 60605	1,501,190	7.4%

(1)	According to the Schedule 13G filed February 12, 2009, 2,324,400 shares of our common stock are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment adviser with sole voting power over 256,600 shares and sole dispositive power over 2,324,400 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	According to the Schedule 13G filed February 13, 2009, Lord, Abbett & Co. LLC beneficially owns 2,139,859 shares of our common stock and has sole dispositive power over such shares. Lord, Abbett & Co. LLC has sole voting power over 1,908,027 shares.

(3)	According to the Schedule 13G filed January 12, 2009, Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management beneficially owns 1,614,692 shares of our common stock and has sole dispositive power over such shares. Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management has sole voting power over 1,467,327 shares.

(4)	According to the Schedule 13G filed February 13, 2009, Keeley Asset Management Corp. beneficially owns 1,501,190 shares of our common stock and has sole voting and sole dispositive power over such shares. Keeley Asset Management Corp. shares beneficial ownership of 1,460,000 with Keeley Small Cap Value Fund, a series of Keeley Funds, Inc., which does not have sole voting nor sole dispositive power over any such shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The independent management development and compensation committee (which we refer to as the committee) of our board of directors oversees the compensation program for our named executive officers who are identified in the “Summary Compensation Table” below.

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

•

Pay for Performance — A significant portion of the total compensation of the named executive officers should be based on our performance. We will pay our named executive officers higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — We try to align our compensation programs with our short-term and long-term business strategies.

•

Pay Competitively — We believe that total compensation for our named executive officers should approximate the market median. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue, and complexity. The companies our committee has selected as our peer group are listed below in the section called “Companies Used for Defining Competitive Compensation.”

Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Objectives of Compensation Programs

The compensation objectives for our named executive officers are achieved through the following ongoing programs, which are discussed in more detail later in this “Compensation Discussion and Analysis.”

Compensation Program	Description	Objectives Achieved

Base Salary

•   Fixed cash compensation payable monthly

•   Base salaries are set to recognize different levels of responsibility within the company. Base salaries also serve as the basis for establishing the target payouts for annual bonuses and long-term incentives as well as the basis for retirement benefits and certain perquisites.

• Attract • Retain

Annual Bonus/Incentive

•   Variable annual cash award, where payments can be higher or lower than target based on comparison of EPS and value creation to target performance.

•   Purpose is to stimulate creativity and entrepreneurial thinking; and to enhance our business growth and profitability by providing those executives charged with leadership roles an opportunity for additional compensation based upon their contributions to our overall performance.

• Attract • Retain • Engage • Align

Long-Term Equity Incentives

•   Designed to align the interests of management with those of our shareholders; focus key employees on the achievement of longer-term operational goals; tie realized compensation to the achievement of long-term financial objectives; strengthen the retention value of our compensation program for both the named executive officers and for the next generation of our leaders; and provide an industry-competitive long-term incentive program that is consistent with practices among publicly traded companies.

• Attract • Retain • Engage • Align

Retirement Benefits	• 401(k) plan • Benefit Restoration Plan	• Attract • Retain

Perquisites and other benefits	• Club dues • Survivor Benefit Plan • Standard salaried benefit plans	• Attract • Retain

In 2008, our named executive officers were paid a total compensation package consisting of a cash base salary (representing on average 42 percent of the total annual compensation package), an annual cash bonus/incentive (representing on average 21 percent of the total annual compensation package) and long-term incentives (with a targeted value representing on average 37 percent of the total annual compensation package).

Role of Consultants

FW Cook has provided advice to the committee from time to time since 2006 on various matters including conducting an ongoing competitive compensation analysis. In 2006, the analysis showed that the company’s compensation levels approximated the 25th percentile of peer group practice. This competitive positioning was below our targeted competitive positioning of median.

In late 2008, the committee engaged FW Cook again to conduct a competitive compensation analysis of our executive compensation structure. FW Cook provided advice with respect to a number of matters, including 2008 annual bonus/incentive payments, 2008 discretionary incentive payments and 2008 special presidential awards, which are discussed in more detail below. FW Cook compared our target executive compensation levels to market using our peer group proxy statements for the top 5 executives and 2008 proprietary general industry surveys. FW Cook’s 2008 study showed that the aggregate target total direct compensation for our named executive officers approximates the 25th percentile of the proxy data and falls between the 25th percentile and median of the survey data. The committee has also engaged FW Cook to provide advice in 2009 on various matters.

Role of CEO and Committee

For each named executive officer (other than himself), our chief executive officer makes recommendations to the committee on compensation levels including recommending levels of base salary and making recommendations with respect to bonuses and payments of cash incentives based on his judgment regarding an executive’s overall performance and performance against certain written pre-established goals, which are communicated to our named executive officers at the beginning of each year. For the chief executive officer, the committee reviews all compensation matters relating to the chief executive officer, including the annual review of his base salary and his performance during the year. The committee then recommends to the board of directors for approval the compensation of the named executive officers including the chief executive officer, other than the performance-based compensation, which the committee approves and recommends to the board of directors for ratification.

Companies Used for Defining Competitive Compensation

As stated above, one of the committee’s principles is to try to compensate our named executive officers at market median of our peer companies that were selected based on comparability in terms of industry, revenue and complexity. For 2008, based on FW Cook’s recommendation, the committee selected the following peer group, which was also used in the 2007 analysis of the competitiveness of our executive compensation levels and practices, with the exception of Pioneer Companies, which was removed from the peer group in 2008 because it was acquired by another company:

A. Schulman, Inc.	OM Group Inc.
American Railcar Industries, Inc.	Sensient Technologies Corporation
Arch Chemicals, Inc.	Spartech Corporation
Freight Car America, Inc.	The Greenbrier Companies
Georgia Gulf Corporation	Westinghouse Air Brake Technologies
Minerals Technologies Inc.	Westlake Chemical Corporation
NewMarket Corporation

In terms of size, our revenue and market capitalization as of December 31, 2007 approximated the median of the peer companies.

The committee uses information relating to the peer group to determine what forms of compensation are market as well as determining whether the amounts of each element of compensation and the total amount of compensation are at market median.

Setting the Level of Compensation

The committee reviews the compensation structure for the named executive officers and other key executives, including incentive compensation plans and bonus plans, on an annual basis. Before or at the start of each year, the committee approves targeted amounts of annual bonus/cash incentive awards and related performance measure levels for those awards, recommends base salaries to the board of directors for approval and approves various long-term equity incentive awards. After the end of each year, the committee approves the level at which the performance measures with respect to the annual bonus/cash incentive awards were satisfied, reviews the calculation of the incentive pools, approves the amount of the incentive pools and determines whether, and the extent to which, to exercise its discretion (either positively or negatively) and approves the amount of the bonus/incentive award payable to each executive officer.

In response to FW Cook’s 2006 study, which showed that the company’s compensation levels approximated the 25th percentile of peer group practice, the committee implemented a multi-year process to bring our actual compensation into better alignment with market median levels. Over the past 2 years our analysis has prompted some re-allocation of compensation among the various elements:

•

In 2007, we froze our supplemental executive retirement benefits and implemented our long-term equity incentive plan to address our objectives to attract, retain and engage our key executives and to ensure a better balance among the major elements of executive compensation, to enhance the performance orientation of the executive compensation program and for closer alignment with competitive practices.

•	In 2008, we increased our named executive officers’ salaries in a range from approximately 5 percent to 20 percent.

FW Cook’s 2008 study showed that despite the above steps, aggregate target total direct compensation for our named executive officers approximates the 25th percentile of the proxy data and falls between the 25th percentile and median of the survey data, which is below the company’s targeted competitive positioning. FW Cook’s 2008 study also concluded that the company performed in or close to the top quartile for a number of 1-year performance measures, including revenue growth, operating income growth, net income growth, diluted earnings per share growth and return on invested capital.

The following is a description of the committee’s actions and decisions with respect to 2008 compensation matters.

Base Salary.  The committee reviews base salaries annually and adjustments are typically effective in April. In early 2008, the committee approved salary increases to help move our executives’ salaries closer to the market median of our peer group. As discussed above, the analysis conducted by FW Cook showed that our salaries were below market median. Accordingly, in 2008, we increased our named executive officers’ salaries in a range from approximately 5 percent to 20 percent to move their base salary levels closer to market median. In addition, the committee believed that these increases would also help to retain key executives and to ensure a better balance among the major elements of executive compensation. These increases became effective in April 2008.

Annual Bonus/Incentive.  Each year, the committee approves and the board ratifies an annual bonus/cash incentive plan for the company. The plan is funded based on a combination of the company’s actual consolidated earnings per share (EPS) and value creation measured at the consolidated company level and at business unit levels compared to targeted levels established at the beginning of each year. The committee selected EPS because it believes that EPS is an important measure of our success and is monitored by our shareholders, and selected value creation because it believes that this is an important indicator of the quality of our earnings. Value creation is defined as the amount of our earnings (before interest and taxes) which exceed a pre-defined level. To calculate the predefined level, we multiply the value of the assets invested in the business unit by 15 percent, which is our assumed cost of capital. In 2008, value creation goals were developed using the 2008 budget targets.

Mr. Turner, Mr. Lacy and Mr. McCurrie have 100 percent of their annual bonus/incentive potential allocated to the senior management corporate incentive plan, which we refer to as our corporate plan. As heads of our business units, Mr. Fitzgerald and Mr. Loadman have 25 percent of their annual bonus/incentive potential allocated to EPS results as measured under the corporate plan and 75 percent of their bonus/incentive allocated to value creation plans that relate to their respective business units, which we refer to as the business unit plans. In 2008, the amount of the aggregate bonus/incentive pool payable under the business unit plans was established based entirely on the achievement of value creation goals at each business unit. EPS is not part of the calculation for the business unit plans.

For each participant, 40 percent of the funded pool(s) is distributed on a pro rata basis according to actual EPS and value creation results for the year for the corporate plan, and according to value creation results for the business unit plans. In determining the funded pool, actual EPS and value creation results achieved in between the threshold and target and the target and maximum are interpolated. The remaining 60 percent of the funded pool(s) is based on such results, and then is allocated by the chief executive officer (with respect to the other named executive officers) and by the committee (with respect to the chief executive officer) based on subjective review of the participants’ individual performance against certain pre-established goals, including safety, health and environmental performance, business results, quality and productivity improvement, customer satisfaction and strategic growth objectives. The committee reviews and approves the allocations made by the chief executive officer with respect to the named executive officers other than the chief executive officer.

Each named executive officer’s annual bonus/incentive is calculated based on a 5 step process, which we have illustrated below for a hypothetical officer of the company named Mr. Smith participating in the corporate plan. A similar process is used for participants in the business unit plans. For purposes of this illustration, we assume the following:

•	There are 3 participants in the corporate plan: Mr. Smith, Ms. Jones and Mr. Green, none of whom participate in any business unit plan. The corporate plan has no other participants.

•	Each participant’s annual salary and target bonus/incentive percentage is shown in the chart below.

•	The total incentive target pool for the 3 participants is $145,000.

•	The company’s EPS target for the year is $3.30 per share.

•	The company’s value creation target for the year is $85 million.

•	Actual EPS for the year was $3.30.

•	Actual value creation for the year was $85 million.

•	Mr. Smith was rated 9 out of 10 on his individual performance for the year.

•	Ms. Jones and Mr. Green were rated 10 out of 10 on their individual performance for the year.

Step 1: Calculate the Total Incentive Pool and Individual Share of the Pool

Mr. Smith’s annual bonus/incentive target is 20 percent of his salary ($100,000) or $20,000. We know that the total incentive target pool for all participants is $145,000, so Mr. Smith’s contribution to the pool ($20,000) represents 13.8 percent of the total pool at target, which is illustrated in the following table. This percentage will be used in allocating the final pool at the end of the year, based on performance.

	Salary $	Incentive Target %	Total Incentive Target $	Individual % Share of Pool
Smith	100,000	20%	20,000	13.8%
Jones	150,000	30%	45,000	31.0%
Green	200,000	40%	80,000	55.2%

			145,000	100.0%

Step 2: Calculate the EPS Target and the Value Creation Target

Mr. Smith’s total incentive target of $20,000 is divided into 2 components, 1 based on EPS and the other based on value creation. The EPS component is 60 percent, or $12,000, and the value creation component is 40 percent, or $8,000, as illustrated in the following table.

	EPS Incentive Target (60%) $	Value Creation Target (40%) $	Total Incentive Target $
Smith	12,000	8,000	20,000
Jones	27,000	18,000	45,000
Green	48,000	32,000	80,000

	87,000	58,000	145,000

Step 3: Allocate the EPS Pool

We assumed that the company achieved an EPS of $3.30, which means that the target has been met, so the EPS pool is funded at 60 percent of the $145,000 total incentive target pool, or $87,000. Mr. Smith’s share of the EPS pool is $12,000. Of the total amount of Mr. Smith’s share in the EPS pool, 40 percent is allocated without regard for individual performance and 60 percent is based on individual performance. Because Mr. Smith was rated 9 out of 10 on his performance, he only received 90 percent of the individual performance component of his share in the EPS pool. As illustrated in the following table, Mr. Smith will receive a total of $11,280 from the EPS pool.

	Individual % Share of Pool %	EPS Total Possible Payout $	Non- Performance Based Actual Payout (40%) $	Performance Based Actual Payout (60%) $		Total EPS Payout $
Smith	13.8%	12,000	4,800	6,480	(1)	11,280
Jones	31.0%	27,000	10,800	16,200		27,000
Green	55.2%	48,000	19,200	28,800		48,000

(1)	Amount calculated as $12,000 x 60 percent x 90 percent = $6,480.

Step 4: Allocate the Value Creation Pool

We assumed that the company achieved value creation of $85 million, which means that the target has been met, so the value creation pool is funded at 40 percent of the $145,000 total incentive target pool, or $58,000. Mr. Smith’s share of the value creation pool is $8,000. Of the total amount of Mr. Smith’s share in the value creation pool, 40 percent is allocated without regard for individual performance and 60 percent is based on individual performance. As illustrated in the following table, Mr. Smith will receive $7,520 from the value creation pool.

	Individual % Share of Pool	Value Creation Total Possible Payout	Non- Performance Based Payout (40%)	Performance Based Actual Payout (60%)		Total Value Creation Payout
Smith	13.8%	8,000	3,200	4,320	(1)	7,520
Jones	31.0%	18,000	7,200	10,800		18,000
Green	55.2%	32,000	12,800	19,200		32,000

(1)	Amount calculated as $8,000 x 60 percent x 90 percent = $4,320

Step 5: Determine Mr. Smith’s Final Bonus

As provided in the chart below, Mr. Smith will receive a total bonus of $18,800.

	Total EPS Payout	Total Value Creation Payout	Total Payout
Smith	11,280	7,520	18,800
Jones	27,000	18,000	45,000
Green	48,000	32,000	80,000

The following is a discussion of the determinations relating to 2008 bonus and cash incentive payments.

For 2008, the corporate plan provided that 60 percent of the pool would be funded by EPS performance, and 40 percent would be funded by corporate value creation. The total amount of the pool available for distribution for 2008 performance was calculated based on a range of EPS and value creation as set forth in the following table:

EPS	Performance		Funded Pool		Value Creation	Performance		Funded Pool
Maximum	$3.93	120%	$1,021,814	150%	Maximum	$102,396,000	120%	$500,704	150%
Target	$3.28	100%	$681,209	100%	Target	$85,330,000	100%	$333,803	100%
Threshold	$2.62	80%	$340,605	50%	Threshold	$68,264,000	80%	$166,901	50%

For the 2008 corporate plan, if the EPS threshold was not met, then the pool would not be funded and no amounts would be paid out under the plan, regardless of the value creation achieved. We call this the “circuit breaker” feature of the 2008 corporate plan. The EPS threshold “circuit breaker” for 2008 was $2.62. For the 2009 corporate plan, the committee decided to remove this circuit breaker feature so that the amount payable for the value creation component can be paid without regard to the EPS component and, as with the 2008 corporate plan, the amount payable for the EPS component can be paid without regard to the value creation component. The committee decided to remove this circuit breaker feature because both elements of the plan are based on achieving specified financial results, and the amounts payable at various performance levels are funded based on the underlying financial results.

For 2008, the company actually achieved EPS of $2.28 per share (excluding the gain from the sale of the company’s Monessen coke plant) and value creation of $72.9 million (excluding the gain from the sale of the company’s Monessen coke plant). The company has historically considered gains or losses from divestitures in the determination of EPS and value creation, however, due to the large impact of the gain from the sale of the Monessen coke plant and the non-operating nature of the gain, the committee elected to consider EPS and value creation without such gain. Although the value creation threshold was met, the company did not meet the EPS threshold “circuit breaker” and as a result the 2008 corporate plan pool was not funded.

Although the company did not meet its annual bonus/incentive plan goals for 2008, the committee exercised its discretion to create and fund a discretionary cash incentive pool of $1.5 million because (1) the company performed above 2007 performance for sales, adjusted EBITDA, adjusted earnings per share and a number of other financial metrics, (2) management’s prompt actions to minimize the effects of the economic downturn in the 4th quarter, (3) the company’s achievements in the areas of safety, health and the environment, and (4) the successful sale of our Monessen coke plant, which positioned the company well for future growth opportunities in our core business and enabled us to refinance our credit facility at favorable rates at a time when the credit markets were tightening and were not easily accessible. Approximately $1.1 million of the 1.5 million discretionary cash incentive pool was designated for the benefit of the participants in the corporate incentive plan. The amount of the discretionary incentive pool designated for the corporate plan approximates the amount that the pool would have been funded at target. Our financial results are discussed in detail in our Annual Report on Form 10-K for the year ended December 31, 2008.

In 2008, Mr. Fitzgerald’s annual bonus/incentive was based 25 percent on EPS as measured in the corporate plan and 75 percent on the global carbon materials and chemicals business unit plan. The total amount of the pool available for distribution under the global carbon materials and chemicals business unit plan was calculated based on a range of value creation as set forth in the following table:

Value Creation	Performance		Funded Pool
Maximum	$82,514,400	120%	$456,381	150%
Target	$68,762,000	100%	$304,254	100%
Threshold	$55,009,600	80%	$152,127	50%

In 2008, the global carbon materials and chemicals business unit plan actually achieved value creation of $69.4 million (excluding the gain from the sale of the company’s Monessen coke plant). Therefore, the global carbon materials and chemicals business unit plan was funded at 102 percent. In addition, as a participant in the corporate plan, Mr. Fitzgerald was eligible for and received a payment from the discretionary incentive pool described above.

In 2008, Mr. Loadman’s annual bonus/incentive was based 25 percent on EPS as measured in the corporate plan and 75 percent on the railroad and utility products business unit plan. The total amount of the pool available for distribution under the railroad and utility products business unit plan was calculated based on a range of value creation as set forth in the following table:

Value Creation	Performance		Funded Pool
Maximum	$34,160,400	120%	$1,473,605	150%
Target	$28,467,000	100%	$982,403	100%
Threshold	$22,773,600	80%	$491,202	50%

In 2008, the railroad and utility products business unit plan actually achieved value creation of $7.6 million. Therefore, no bonus was paid to Mr. Loadman under the railroad and utility products business unit plan. However, the committee exercised its discretion to create and fund a special presidential award pool to be paid to participants in the railroad and utility products business unit plan. The total amount allocated to the special presidential award pool was $165,000. As a participant in the railroad and utility products business unit plan, Mr. Loadman was eligible for and received a payment from the special presidential award pool, which is included in the amount reported in the bonus column of the Summary Compensation Table for Mr. Loadman together with the amount Mr. Loadman received under the corporate plan. In making the determination to create the special presidential award pool, the committee considered a number of factors, including the 2008 performance of the railroad and utility products group, especially with respect to safety, health and environmental achievements, the need to retain and motivate key members of the company’s management team and the enhancement of our future business growth and profitability. In addition, as a participant in the corporate plan, Mr. Loadman was eligible for and received a payment from the discretionary incentive pool described above.

For each named executive (other than the chief executive officer), the chief executive officer established, and the committee approved, the amount of the payments to be distributed under the discretionary incentive pool and the special presidential award pool based on his judgment regarding the executive’s overall performance and performance against certain pre-established goals. With respect to the chief executive officer’s annual bonus, the committee reviewed the performance of the chief executive officer during the year, and in its discretion approved the amount of the bonus/incentive to be paid under the discretionary incentive pool to the chief executive officer. The board of directors ratified the amount of the bonus/incentive paid to the chief executive officer, the total amounts to be paid under the discretionary incentive pool and the special presidential award pool and the amounts to be distributed from the pools.

For the global carbon materials and chemicals plan, the portion of the annual bonus/incentive for Mr. Fitzgerald that is determined based on the formula suggested by business unit value creation results as described above is reported in the nonequity incentive column of the Summary Compensation Table. For the discretionary incentive pool and the special presidential award pool, the portion of the annual bonus/incentive for each named executive officer awarded under such pool is reported in the bonus column of the Summary Compensation Table.

Long-Term Equity Incentives. In February 2008, the committee granted performance-based restricted stock units, stock options, and time-based restricted stock units to certain key executives, including the named executive officers. Each long-term incentive vehicle is intended to serve a different purpose, and, when combined, we believe that the total mix will result in a balanced long-term equity incentive program.

•

Performance-based restricted stock units are intended to focus participants on long-term operating performance, as measured by cumulative value creation over a 3-year period. The performance-based restricted stock units granted in 2008 will vest, if at all, upon the achievement of a cumulative value creation target of $274 million over the performance period from January 1, 2008 to December 31, 2010. The number of performance-based shares ultimately earned and issued can vary from zero percent to 150 percent of the target share amount based upon actual performance. The aggregate value of the performance-based restricted stock units at target is equal to $1.9 million for the awards granted in 2008.

•

Stock options are intended to align shareholder and management interests by providing a reward based solely on stock price appreciation. In February 2008, the committee approved stock options to be granted to the named executive officers 3 days after the fiscal year 2007 earnings release (February 22, 2008) with an exercise price set at the closing price on that day.

•

Time-based restricted stock units are intended to help to retain participants (some of whom are currently eligible for retirement), as well as to help attract the next generation of our senior management. The time-based restricted stock units granted in 2008 will vest in February 2011, if the named executive officer to whom they were granted is still employed by us at that time.

The granting of a combination of stock options, restricted stock units and performance stock units falls within the range of peer group practices and has a strong performance orientation. Our long-term incentive mix is more heavily weighted towards performance-based incentive awards than peer group average practice: our long term mix for our chief executive officer was 28 percent stock options, 20 percent restricted stock units and 51 percent performance stock units, compared to our peer group average for the chief executive officer of 26 percent stock options, 43 percent restricted stock units and 28 percent performance stock units; and our long term mix for the remaining named executive officers was 28 percent stock options, 20 percent restricted stock units and 51 percent performance stock units, compared to our peer group average for the remaining named executive officers of 26 percent stock options, 49 percent restricted stock units and 20 percent performance stock units.

Retirement Benefits.  Prior to 2007, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintain a defined contribution plan that permits U.S. salaried employees to contribute up to 20 percent of pay, subject to applicable limits for 401(k) plans. We match 50 percent of salaried employee contributions up to 6 percent. In addition, we maintain 2 non-qualified excess defined benefit plans, which are described on page 41 below. Effective December 31, 2006, we made significant changes in our retirement benefits by freezing the qualified and non-qualified defined benefit plans in which U.S. salaried employees participate. No new salaried participants are permitted in these plans after December 31, 2006, and no further benefits will accrue for U.S. salaried employees after December 31, 2006. In 2007, in light of the freezing of benefits under our qualified defined benefit plan, we decided to provide a uniform non-elective employer contribution to U.S. salaried employees, which is also described in detail in the “2006 Freeze of Pension Plan, SERP I and SERP II” section below. In addition, in 2007, we approved a supplemental benefit plan to restore employer non-elective contributions lost by certain highly-paid employees, including the named executive officers, in our defined contribution plan under U.S. tax law.

Perquisites and Other Benefits.  We provide a limited number of perquisites and other benefits to certain of our named executive officers, which include club dues, executive long-term disability insurance, executive physicals, and parking expenses. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to the “Summary Compensation Table” below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our named executive officers are reflected in the “All Other Compensation” column of the “Summary Compensation Table” below on page 35.

Our named executive officers also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Contracts.  We generally use contractual arrangements where appropriate to assist in our recruitment and retention of our named executive officers. We have entered into employment agreements with Mr. Lacy and Mr. McCurrie, and we have entered into change in control agreements with each of Mr. Turner, Mr. Fitzgerald and Mr. Loadman. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 43 below.

Stock Ownership Guidelines

The management development and compensation committee and our board of directors have approved stock ownership guidelines. The guidelines apply to selected members of the management team, including all of the named executive officers and our non-employee directors. The stock ownership guidelines were designed to achieve the following objectives:

•	demonstrate our commitment to and confidence in our long-term prospects;

•	align our interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock.

Our ownership guidelines (expressed as the value of stock ownership as a percentage of pay) are noted below. Those subject to the guidelines have 5 years to meet the guidelines (February 7, 2012 for executive officers incumbent as of February 2007 and March 22, 2012 for directors incumbent as of March 22, 2007).

Position	Pay Multiple	Form of Pay

Chief Executive Officer	5x	Base salary

Senior Vice President Chief Financial Officer	3x	Base salary

Other Elected Officers	1x	Base salary

Non-employee Directors	5x	Annual cash payment

Shares owned outright by the executives and/or their spouses count toward meeting the guidelines. Unvested restricted share units, unearned performance share units and unexercised stock options will not count toward the guidelines.

Tax Considerations

Cash compensation, such as base salary or annual bonus/incentive, is taxable as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

The committee is aware of Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of $1 million, and which specifies the requirements for the “performance-based” exemption from this limit. The committee’s general policy is to preserve the deductibility of compensation paid to the named executive officers when appropriate; for example, our stock option awards and performance-based restricted stock unit awards generally qualify for the performance-based exemption and would therefore be deductible. The committee nevertheless authorizes other compensation that might not be deductible if it believes doing so is in the best interests of our shareholders; for example time-based restricted stock units. Therefore, a portion of compensation may not be deductible under Section 162(m) of the tax code.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense.

Summary Compensation Table

The following table shows the compensation of all individuals who served at any time during 2008 as either our principal executive or principal financial officers, together with our 3 most highly compensated officers, who were serving as executive officers as of December 31, 2008 (other than the principal executive and principal financial officers). We refer to the 5 executives below as our “named executive officers”. In accordance with SEC rules, we have not included compensation for 2006 for Mr. Loadman because he first became a named executive officer in 2007.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)		Total

Walter W. Turner	2008	$615,000	$440,000	$471,196	$115,160	$—	$271	$174,085	(4)	$1,815,712
President and Chief	2007	527,502	350,690	258,211	39,881	219,310	—	132,409		1,528,003
Executive Officer	2006	482,508	293,250	105,120	—	196,750	1,264,000	35,111		2,376,739

Kevin J. Fitzgerald	2008	$307,500	$137,637	$197,372	$48,200	$47,758	$171,936	$81,230	(5)	$991,633
Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	2007	285,000	136,523	119,093	17,494	93,352	—	60,655		712,117
	2006	239,650	104,709	52,560	—	68,789	575,000	18,117		1,058,825

Steven R. Lacy	2008	$322,119	$188,000	$212,918	$51,044	$—	$14,846	$50,180	(6)	$839,107
Senior Vice President, Administration General Counsel and Secretary	2007	306,207	138,229	121,576	18,105	96,771	—	36,476		717,364
	2006	292,290	135,721	52,560	—	89,279	70,000	21,276		661,126

Thomas D. Loadman	2008	$255,000	$49,000	$130,998	$27,012	$—	$108,946	$57,804	(7)	$628,760
Vice President and General Manager, Railroad Products and Services, Koppers Inc.	2007	242,985	109,272	87,775	9,542	84,606	—	43,792		577,972

Brian H. McCurrie	2008	$308,496	$185,000	$195,354	$45,892	$—	$5,482	$48,468	(8)	$788,692
Vice President and	2007	279,522	144,632	112,871	15,903	85,368	—	40,991		679,287
Chief Financial	2006	255,600	124,064	52,560	—	75,936	22,000	19,843		550,003
Officer

(1)	The amounts shown in this column represents the amount we have expensed in 2008, 2007 and 2006 under FAS 123R. These award fair values have been determined based on the assumptions set forth in note 7 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008. The amounts expensed in 2008 show an increase over the amounts expensed in 2007 and 2006 due to the phasing-in of our 2005 Long Term Incentive Plan.

(2)

The amount disclosed in this column represents (i) the amount of increase in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. The total amount disclosed for each named executive officer is divided as follows: Mr. Turner: the increase in present value of accumulated benefit is negative $26,589 (this negative amount is not reflected in the amount disclosed above for Mr. Turner) and above-market nonqualified deferred compensation earnings, $271; Mr. Fitzgerald: increase in present value of accumulated benefit, $171,856 and above-market nonqualified deferred compensation earnings, $80; Mr. Lacy: increase in present value of accumulated benefit,

$14,813 and above-market nonqualified deferred compensation earnings, $35; Mr. Loadman: increase in present value of accumulated benefit, $108,901 and above-market nonqualified deferred compensation earnings, $45; Mr. McCurrie: increase in present value of accumulated benefit, $5,453 and above-market nonqualified deferred compensation earnings, $29.

(3)	The full amount of “all other compensation” disclosed for each named executive officer includes an amount based on accrued accounts attributed to such named executive officer’s benefit pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan.

(4)	The full amount of “all other compensation” disclosed for Mr. Turner in 2008 ($174,085) includes perquisites and other personal benefits in the amount of $31,714 consisting of club dues, parking, a physical, home Internet service and an amount attributed to the Survivor Benefit Plan; retirement plan contributions in the amount of $27,300; $85,950 attributed to the benefit restoration plan and $24,268, which represents the value of dividend equivalents earned in 2008 on Mr. Turner’s unvested restricted stock units and performance stock units.

(5)	The full amount of “all other compensation” disclosed for Mr. Fitzgerald in 2008 ($81,230) includes perquisites and other personal benefits in the amount of $14,521 consisting of club dues and an amount attributed to the Survivor Benefit Plan; retirement plan contributions in the amount of $27,300; $27,664 attributed to the benefit restoration plan and $10,278, which represents the value of dividend equivalents earned in 2008 on Mr. Fitzgerald’s unvested restricted stock units and performance stock units.

(6)	The full amount of “all other compensation” disclosed for Mr. Lacy in 2008 ($50,180) includes perquisites and other personal benefits in the amount of $14,659 consisting of club dues and an amount attributed to the Survivor Benefit Plan; retirement plan contributions in the amount of $13,500; $9,814 attributed to the benefit restoration plan and $10,814, which represents the value of dividend equivalents earned in 2008 on Mr. Lacy’s unvested restricted stock units and performance stock units.

(7)	The full amount of “all other compensation” disclosed for Mr. Loadman in 2008 ($57,804) includes perquisites and other personal benefits in the amount of $3,936 consisting of an amount attributed to the Survivor Benefit Plan; retirement plan contributions in the amount of $27,300; $19,699 attributed to the benefit restoration plan and $5,764, which represents the value of dividend equivalents earned in 2008 on Mr. Loadman’s unvested restricted stock units and performance stock units.

(8)	The full amount of “all other compensation” disclosed for Mr. McCurrie in 2008 ($48,468) includes perquisites and other personal benefits in the amount of $14,758 consisting of club dues and an amount attributed to the Survivor Benefit Plan; retirement plan contributions in the amount of $13,500; $9,255 attributed to the benefit restoration plan and $9,670, which represents the value of dividend equivalents earned in 2008 on Mr. McCurrie’s unvested restricted stock units and performance stock units.

Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to each named executive officer during 2008 under the non-discretionary portion of our senior management corporate incentive plan or the applicable business unit plan identified below. The table below also reflects performance-based restricted stock unit awards, stock option awards and time-based restricted stock unit awards granted to each named executive officer during 2008 under the 2005 Long Term Incentive Plan. The actual amounts paid to each named executive officer during 2008 are included in the “Summary Compensation Table” above.

Name	Form of Award(1)	Grant Date(2)	Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Turner	Corporate Plan Award			$81,000	$162,000	$243,000
	Performance-based RSU Award	2/25/2008	2/6/2008				4,490	8,980	13,470				$359,110
	Time-based RSU Award	2/25/2008	2/6/2008							3,592			143,644
	Option Award	2/25/2008	2/6/2008								13,470	$39.99	199,221

Kevin J. Fitzgerald	Corporate Plan Award			$7,838	$15,675	$23,513
	Global CM&C KVA Plan Award			23,513	47,025	70,538
	Performance-based RSU Award	2/25/2008	2/6/2008				1,782	3,563	5,345				$142,484
	Time-based RSU Award	2/25/2008	2/6/2008							1,425			56,986
	Option Award	2/25/2008	2/6/2008								5,345	$39.99	79,053

Steven R. Lacy	Corporate Plan Award			$34,100	$68,200	$102,300
	Performance-based RSU Award	2/25/2008	2/6/2008				1,938	3,876	5,814				$155,001
	Time-based RSU Award	2/25/2008	2/6/2008							1,550			61,985
	Option Award	2/25/2008	2/6/2008								5,814	$39.99	85,989

Thomas D. Loadman	Corporate Plan Award			$6,765	$13,530	$20,295
	R&UP KVA Plan Award			20,295	40,590	60,885
	Performance-based RSU Award	2/25/2008	2/6/2008				1,031	2,061	3,092				$82,419
	Time-based RSU Award	2/25/2008	2/6/2008							824			32,952
	Option Award	2/25/2008	2/6/2008								3,091	$39.99	45,716

Brian H. McCurrie	Corporate Plan Award			$31,460	$62,920	$94,380
	Performance-based RSU Award	2/25/2008	2/6/2008				1,788	3,576	5,364				$143,004
	Time-based RSU Award	2/25/2008	2/6/2008							1,430			57,186
	Option Award	2/25/2008	2/6/2008								5,364	$39.99	79,334

(1)	The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis—Setting the Level of Compensation” section above under the heading “Annual Bonus/Incentive” and “Long-Term Equity Incentives.” The option awards will vest on the third anniversary of the grant date and have a total term of 10 years.

(2)	Unvested time-based restricted stock units and performance based restricted stock units granted under our long term incentive plan are entitled to dividends at the same rate as holders of our common stock, which are converted annually into additional time-based restricted stock units or performance based restricted stock units, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

(3)	The amounts shown in these columns represent the threshold, target and maximum payouts in 2008 pursuant to our senior management corporate incentive plan or the applicable business unit plan with respect to each named executive officer. As described in the “Compensation Discussion and Analysis—Setting the Level of Compensation—Annual Bonus/Incentive” section, 40 percent of the funded pool(s) is distributed on a non-discretionary basis and the remaining 60 percent of the funded pool(s) is allocated based on a subjective review of the participants’ individual performance. The amounts shown in these columns represent the non-discretionary portion only. Accordingly, only 40 percent of the funded pool(s) allocated to each named executive officer is shown here.

(4)	The amounts shown in these columns represent the threshold, target and maximum payouts for our performance restricted stock unit awards for the January 1, 2008 through December 31, 2010 performance period. The FAS 123R value of these awards is $39.99 per share at target. These award fair values have been determined based on the assumptions set forth in note 7 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information concerning unvested restricted stock units and unvested options held by each named executive officer at December 31, 2008.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Unexercis- able(1)(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)(#)	Market Value of Shares or Units of Stock That Have Not Vested(3)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(5)($)
Walter W. Turner	5/8/2007	16,300	$29.97	5/7/2017
	2/25/2008	13,470	39.99	2/24/2018
					8,783	$189,887	23,885	$516,394

Kevin J. Fitzgerald	5/8/2007	7,150	$29.97	5/7/2017
	2/25/2008	5,345	39.99	2/24/2018
					3,695	$79,887	10,267	$221,973

Steven R. Lacy	5/8/2007	7,400	$29.97	5/7/2017
	2/25/2008	5,814	39.99	2/24/2018
					3,898	$84,280	10,726	$231,896

Thomas D. Loadman	5/8/2007	3,900	$29.97	5/7/2017
	2/25/2008	3,091	39.99	2/24/2018
					2,073	$44,818	5,728	$123,839

Brian H. McCurrie	5/8/2007	6,500	$29.97	5/7/2017
	2/25/2008	5,364	39.99	2/24/2018
					3,502	$75,715	9,515	$205,714

(1)	The stock options granted in 2007 will vest on May 8, 2010 and the stock options granted in 2008 will vest on February 25, 2011.

(2)	The amounts shown in this column reflect the aggregate number of unvested restricted stock units awarded in 2007 and 2008 and related dividend equivalent units. All restricted stock grants and related dividend equivalent units are scheduled to vest on the third anniversary of the date of grant, as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Walter W. Turner	3/22/2007	5,191	3/22/2010
	2/25/2008	3,592	2/27/2011

Kevin J. Fitzgerald	3/22/2007	2,270	3/22/2010
	2/25/2008	1,425	2/27/2011

Steven R. Lacy	3/22/2007	2,348	3/22/2010
	2/25/2008	1,550	2/27/2011

Thomas D. Loadman	3/22/2007	1,249	3/22/2010
	2/25/2008	824	2/27/2011

Brian H. McCurrie	3/22/2007	2,072	3/22/2010
	2/25/2008	1,430	2/27/2011

(3)	The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $21.62 per share on December 31, 2008, the last trading day in 2008.

(4)	The amounts shown in this column reflect the aggregate maximum number of unvested performance stock units awarded in 2007 and the aggregate minimum number of unvested performance stock units awarded in 2008, and include related dividend equivalent units. For purposes of determining the amounts show in this column, we assumed achievement of maximum performance goals with respect to the 2007 awards and threshold performance goals with respect to the 2008 awards. The actual number may be less with respect to the 2007 awards or more with respect to the 2008 awards depending on the company’s performance during the applicable 3-year performance period. All performance stock grants and related dividend equivalent units are scheduled to vest, if at all, on the third anniversary of the date of grant after the 3-year performance periods ending December 31, 2009, upon the achievement of a cumulative value creation target of $190 million over the 3-year period (for 2007 awards) and December 31, 2010, upon the achievement of a cumulative value creation target of $274 million over the 3-year performance period (for 2008 awards), as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Walter W. Turner	3/22/2007	19,395	3/22/2010
	2/25/2008	4,490	2/27/2011

Kevin J. Fitzgerald	3/22/2007	8,485	3/22/2010
	2/25/2008	1,782	2/27/2011

Steven R. Lacy	3/22/2007	8,788	3/22/2010
	2/25/2008	1,938	2/27/2011

Thomas D. Loadman	3/22/2007	4,697	3/22/2010
	2/25/2008	1,031	2/27/2011

Brian H. McCurrie	3/22/2007	7,727	3/22/2010
	2/25/2008	1,788	2/27/2011

(5)	The amounts shown in this column reflect the maximum aggregate payout value of unvested performance stock units awarded in 2007 and the minimum aggregate payout value of unvested performance stock units awarded 2008, and include related dividend equivalent units. For purposes of determining the amounts show in this column, we assumed achievement of maximum performance goals with respect to the 2007 awards and threshold performance goals with respect to the 2008 awards. The actual number may be less with respect to the 2007 awards or more with respect to the 2008 awards depending on the company’s performance during the applicable 3-year performance period.

Option Exercises and Stock Vested

The table below sets forth information concerning the vesting of a portion of restricted stock units held by the named executive officers during 2008.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)($)
Walter W. Turner	31,839	$757,455
Kevin J. Fitzgerald	15,920	378,727
Steven R. Lacy	15,920	378,727
Thomas D. Loadman	15,920	378,727
Brian H. McCurrie	15,920	378,727

(1)	The amounts in this column represent the number of shares acquired upon the vesting of restricted stock units on November 1, 2008 multiplied by the closing stock price of $23.79 on the date prior to vesting. Amounts included do not deduct any taxes paid by the named executive officers in connection with the vesting of the restricted stock units.

Pension Benefits

The table below sets forth information as of December 31, 2008, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Walter W. Turner	Retirement Plan for Koppers Inc.	37.58	$764,594
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	37.58	1,722,928
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	35.00	3,287,465

			$5,774,987

Kevin J. Fitzgerald	Retirement Plan for Koppers Inc.	32.25	$577,828
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	32.25	150,013
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	32.25	1,278,856

			$2,006,697

Steven R. Lacy	Retirement Plan for Koppers Inc.	5.50	$73,861
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.50	42,663
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.50	61,717

			$178,241

Thomas D. Loadman	Retirement Plan for Koppers Inc.	27.58	$465,873
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	27.58	157,095
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	27.58	601,588

			$1,224,556

Brian H. McCurrie	Retirement Plan for Koppers Inc.	3.25	$28,450
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	3.25	15,716
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	3.25	7,254

			$51,420

Pension Plan

The named executive officers, along with other participating elected U.S. officers, are covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below).

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the 5 highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than 5. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the 5 highest consecutive years of the last ten years of credited service, or during all years of credited service if less than 5.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of 1 percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the 5 highest consecutive years of the last ten years of credited service or during all years of credited service if less than 5.

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including the named executive officers. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, including the named executive officers. SERP II pays an annual benefit equal to 2 percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv)  1/2 of any Social Security benefits.

Two of our named executive officers, Mr. Turner and Mr. Fitzgerald, are currently eligible for early retirement under our salaried plan, SERP I and SERP II. The eligibility standards for early retirement under these plans are 60 years of age with 25 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced 5 percent per year from age 65.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for salaried employees. No salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provide to eligible salaried employees an annual employer non-elective contribution under the qualified defined contribution plan ranging from 3 percent to 9 percent of compensation determined based on age and years of service. We will also continue to match contributions by salaried employees at an amount equal to 50 percent of the first 6 percent of compensation contributed by the employee.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees. The benefit payable under the plan equals 3 times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will be entitled to no benefits under the plan. No new participants were approved for this plan in 2008 and the committee does not currently intend to approve new participants going forward.

Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2008, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Registrant Contributions in Last Fiscal Year (1)($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Walter W. Turner	$85,950	$4,322	$161,597
Kevin J. Fitzgerald	27,664	1,274	49,952
Steven R. Lacy	9,814	557	19,556
Thomas D. Loadman	19,699	711	32,148
Brian H. McCurrie	9,255	463	17,353

(1)	The amounts in this column are reported as all other compensation in 2008 in the Summary Compensation Table.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by our management development and compensation committee based, in part, on the Moody’s Corporate Bond Yield Average as of the preceding December 31st. The interest rate for 2009 is 6.39 percent. Benefits will typically be paid upon a separation from service in 5 annual installments.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each named executive officer in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Employment Agreements

We have entered into employment agreements with 2 of our named executive officers. The following discussion summarizes these agreements.

Brian H. McCurrie. We entered into an employment agreement with Mr. McCurrie in October 2003. The employment agreement provides that Mr. McCurrie will serve as Vice President and Chief Financial Officer. Mr. McCurrie’s employment agreement established an initial base salary, subject to annual adjustments, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

Mr. McCurrie’s employment agreement provides that in the event of termination by us other than for cause, Mr. McCurrie would be entitled to severance payments for a minimum of 1 year and a maximum of 2 years, plus an additional amount based on the years of his service with us prior to termination. If Mr. McCurrie is terminated (other than for cause) within 2 years after the occurrence of a change in control, Mr. McCurrie will be entitled to receive:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•	a lump sum payment equal to 2 (or if less, the number of years until he reaches age 65) times the sum of his base salary plus 50 percent of the amount awarded to him under certain bonus and incentive plans for the 2 years preceding the date of termination or the change in control (whichever is greater);

•	life, disability, accident and group health benefits for 2 years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. McCurrie as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. McCurrie would be entitled in the event he is terminated after a change in control will be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

The initial term of the agreement was from October 13, 2003 to October 13, 2005. The term of the agreement is automatically extended for 1 additional year unless notice is given 180 days in advance by us or Mr. McCurrie that such party does not wish to extend the term. As of April 1, 2009, neither party has advised the other party that such party does not wish to extend the term. If a change of control occurs during the term, the term shall continue for a period of not less than 24 months following the month in which such change of control occurred.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for 1 additional year unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. As of April 1, 2009, neither party has advised the other party that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	all of his accrued salary to the date of his termination;

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•	a lump sum severance payment equal to 50 percent of the amount awarded to him under certain bonus and incentive plans for the 2 years preceding the date of termination; and

•	a lump sum severance payment equal to the value of certain payments he is entitled to receive in the event of a change of control, whether or not a change of control occurs.

If Mr. Lacy is terminated (other than for cause) within 2 years after the occurrence of a change in control, Mr. Lacy will be entitled to receive payments and benefits similar to those due to Mr. McCurrie and described above. The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Change in Control Agreements

On October 20, 2005, we entered into change in control agreements with Walter W. Turner, our President and Chief Executive Officer, Kevin J. Fitzgerald, Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc. and Thomas D. Loadman, Vice President and General Manager, Railroad Products and Services, Koppers Inc.

The change in control agreements were effective as of October 20, 2005 and were scheduled to expire on March 31, 2006. However, on March 21, 2006 the term of each change in control agreement was extended to May 31, 2006. On May 3, 2006, the board approved an amendment to the change in control agreements to convert the fixed expiration dates to 1-year evergreen terms running from June 1 to May 31 of each year, provided that we preserve the right, in our discretion, to terminate any or all of the change in control agreements by providing notice of termination at least 90 days prior to the expiration of the then current term.

The change in control agreements set out benefits that become payable if one of the following events occurs within 2 years after a change in our control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs;

•	a lump sum payment equal to twice the executive’s base salary;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for 2 years or until the executive receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

•

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, each of the named executive officers holds unvested restricted stock units, performance stock units and stock options under the Koppers Holdings Inc. 2005 Long Term Incentive Plan. If the employment of any of the named executive officers is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested restricted stock units, performance stock units and stock options; the executive will not forfeit any restricted stock units, performance stock units and stock options already vested. If the employment of any of the named executive officers is terminated for retirement, death or permanent disability, vesting of restricted stock units, performance stock units and stock options will be as follows:

Type of Award	Vesting
Performance Stock Units	Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive shall vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had the executive continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.

Restricted Stock Units	Immediate Pro-Rata Vesting. Immediate vesting in the number of restricted stock units in which the executive would have been vested at the time of the executive’s termination had the restricted stock units vested in a series of 36 successive equal monthly installments over the duration of the 3-year vesting schedule in the award.

Stock Options	Immediate Pro-Rata Vesting. Immediate vesting in the number of options in which the executive would have been vested at the time of the executive’s termination had the options vested in a series of 36 successive equal monthly installments over the duration of the 3-year vesting schedule in the award.

In the event of a change in control, awards to the named executive officers may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested restricted stock units, performance stock units and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct), within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated), there will be accelerated vesting of unvested restricted stock units, performance stock units and stock options.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, the named executive officer will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of a named executive officer:

•

The amounts shown in the table assume that each named executive officer was terminated on December 31, 2008, and include the estimate of any additional amounts that would be paid to the named executive officer on the occurrence of the termination event. The actual amounts that would be paid to a named executive officer can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below.

•	A named executive officer is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change of control in the table include the amount a named executive officer is entitled to receive under the 2005 Long Term Incentive Plan if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company.

Named Executive Officer	Death	Change in Control	Without Cause
Walter W. Turner
Bonus	$440,000	$530,000	$—
Cash severance	550,448	1,280,000	—
Equity vesting	358,608	664,989	—
Health and welfare	5,038	34,342	—

	$1,364,094	$2,509,331	$—

Kevin J. Fitzgerald
Bonus	$185,395	$201,687	$—
Cash severance	251,001	630,000	—
Equity vesting	154,902	279,856	—
Health and welfare	11,808	36,672	—

	$603,106	$1,148,215	$—

Steven R. Lacy
Bonus	$188,000	$230,000	$188,000
Cash severance	71,693	652,320	926,226
Equity vesting	161,396	295,381	—
Health and welfare	3,594	37,331	37,336

	$424,683	$1,215,032	$1,151,562

Thomas D. Loadman
Bonus	$49,000	$153,158	$—
Cash severance	171,039	516,000	—
Equity vesting	86,132	157,442	—
Health and welfare	9,754	34,692	—

	$315,925	$861,292	$—

Brian H. McCurrie
Bonus	$185,000	$215,000	$185,000
Cash severance	61,879	631,992	662,376
Equity vesting	142,917	264,968	—
Health and welfare	3,594	36,711	38,477

	$393,390	$1,148,671	$885,853

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2008, each non-employee director received the following:

•	an annual cash payment of $45,000 (prorated for new directors serving less than 12 months);

•	a supplemental annual cash payment of $30,000 payable to non-executive chairman;

•	the audit committee chair received an additional annual cash payment of $10,000;

•

the management development and compensation committee chair, the nominating and corporate governance committee chair and the safety, health and environmental committee chair each received an additional annual cash payment of $5,000;

•	an annual equity award of 3,000 shares of unrestricted stock under our 2005 Long Term Incentive Plan;

•	a supplemental committee meeting attendance fee of $1,000 payable on a per meeting basis to committee members for any committee meetings in excess of 6 per year per committee; and

•	a supplemental board meeting attendance fee of $1,000 payable for each board meeting in excess of 6 per year.

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board meetings and the annual meeting of shareholders.

With respect to the annual equity award, if a new, non-employee director is elected on or within 180 days of the date of our most recent annual meeting, the new director will receive 3,000 shares of our stock upon his or her election. If a new, non-employee director is elected after 180 days of the date of our most recent annual meeting, the new director will receive 1,500 shares of our stock upon his or her election. Whether the new, non-employee director receives 3,000 or 1,500 shares of our stock, the new director will be entitled to receive a full award of 3,000 shares of our stock at the first annual meeting following the election of the director.

The table below provides information concerning the compensation of our directors for 2008. Mr. Turner, who is also a named executive officer, is not included in the following table because his compensation is included in the Summary Compensation Table and he did not receive additional compensation as a director.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total

David M. Hillenbrand	$68,257	(2)	$150,270	$218,527

Cynthia A. Baldwin	46,316	(3)	200,670	196,586

Robert Cizik	26,230	(4)	—	26,230

Christian L. Oberbeck	47,000	(5)	150,270	197,270

James C. Stalder	57,000	(6)	150,270	207,270

Clayton A. Sweeney	52,000	(7)	150,270	202,270

T. Michael Young	51,000	(8)	150,270	201,270

(1)	On February 6, 2008, Ms. Baldwin was granted 1,500 shares of common stock and on May 7, 2008, each non-management member of the board of directors (other than Mr. Cizik who retired from our board on May 7, 2008) was granted 3,000 shares of common stock. The amount in this column relating to Ms. Baldwin’s February 6, 2008 award represents the dollar amount recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R and the grant date fair value of that grant, which are determined by multiplying the shares granted by $33.60 per share, the closing stock price on February 6, 2008. The amounts in this column relating to the May 7, 2008 awards represent the dollar amount recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R and the grant date fair value of that grant, which are determined by multiplying the shares granted by $50.09 per share, the closing stock price on May 7, 2008. These award fair values have been determined based on the assumptions set forth in note 7 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	In addition to the annual payment of $45,000, Dr. Hillenbrand also received an additional $19,508 for serving as chair of the board following Mr. Cizik’s retirement, a prorated amount of $1,749 for serving as chair of the nominating committee until becoming chairman of the board and $2,000 for meeting fees.

(3)	Ms. Baldwin (who became our director on February 1, 2008) received a prorated amount of the annual payment in the amount of $41,065, the prorated amount of $3,251 for serving as the chair of the nominating and corporate governance committee and $2,000 in meeting fees.

(4)	Mr. Cizik (who retired from our board on May 7, 2008) received a prorated amount of the annual payment in the amount of $15,738 and an additional prorated amount of $10,492 for serving as chairman of the board.

(5)	Mr. Oberbeck received an annual payment of $45,000 and $2,000 for meeting fees. Mr. Oberbeck resigned from our board on February 13, 2009.

(6)	Mr. Stalder received an annual payment of $45,000, an additional $10,000 for serving as chair of the audit committee and $2,000 for meeting fees.

(7)	In addition to the annual payment of $45,000, Mr. Sweeney also received an additional $5,000 for serving as chair of the safety, health, and environmental committee and $2,000 for meeting fees.

(8)	Mr. Young received an annual payment of $45,000 and an additional $5,000 for serving as chair of the management development and compensation committee and $1,000 in meeting fees.

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed by us in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indentures governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indentures prohibit us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

the transaction involves an amount of $5 million or less, the terms of the transaction are in writing and the non-employee directors who are disinterested in the transaction have made a good faith determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

the transaction involves an amount over $10 million and the board of directors receives a written opinion from an investment banking firm, accounting firm or appraisal firm of national standing stating that the transaction is fair from a financial standpoint to us or is not less favorable to us than could reasonably be expected to be obtained at that time in an arm’s length transaction with a non-affiliate.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•

any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by our board;

•	loans in the aggregate amount outstanding at any one time of $2 million or less to employees in the ordinary course of business in accordance with our past practices;

•	the payment of reasonable director fees to non-employee directors;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•	any agreement in effect before November 18, 2004, and identified at that time and any renewals or extensions of these agreements (as long as the renewals or extensions are not less favorable to us).

Our reportable related party transactions described below either fall within one of these exceptions or were arms-length transactions involving amounts less than $5 million and were approved by our non-employee disinterested directors.

Related Party Transactions in 2008

Relationship with Legal Counsel

Schnader Harrison Segal & Lewis LLP provided counsel to us during 2008. Clayton A. Sweeney, a shareholder and director, is also counsel to Schnader Harrison Segal & Lewis LLP. During 2008, we paid a total of approximately $0.1 million in legal fees to this firm.

Cizik Loan

In October 1999, we made a $600,000 interest-free loan to Mr. Cizik for the purchase of 140,467 (after giving effect to a 3.9799-to-1 stock split on January 11, 2006) shares of our restricted common stock at a price of $4.27 per share. Mr. Cizik purchased these shares in October 1999 by signing a promissory note to us for $600,000. The note, which was 70 percent collateralized by the value of the related shares and 30 percent by Mr. Cizik’s personal assets, was due in 2009, or immediately in the event Mr. Cizik was no longer non-executive chairman of our board of directors. As of May 7, 2008, Mr. Cizik retired from our board of directors and the note became immediately due. The largest aggregate amount of principal outstanding during 2008 was $600,000 and on May 7, 2008, Mr. Cizik paid the entire amount of the principal. The shares were initially restricted, with a vesting period of 5 years; at December 31, 2003, all the shares were vested. Mr. Cizik had the right to require us to redeem the 140,467 shares at any time at the lower of his cost or current fair value; however, the disposition or transfer of the shares required the related loan to be repaid immediately.

AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year 2009. We have engaged Ernst & Young LLP for many years to audit our annual financial statements and to perform audit-related and tax services. Representatives of Ernst & Young LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

During 2008 and 2007, we retained Ernst & Young LLP to provide services in the following categories and amounts. Amounts represent fees and services rendered from January through December of the respective fiscal year notwithstanding when the fees and expenses were billed.

(Dollars in thousands)	2008	2007
Audit fees (1)	$1,573	$1,921
Audit-related fees (2)	63	1,173
Tax fees (3)	95	532
All other fees	—	—

	$1,731	$3,626

(1)	Fees related to professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, audit of internal control over financial reporting and services related to various registration statements.

(2)	Fees related to services related to business disposition, due diligence services related to a potential acquisition and assurance and related services associated with employee benefit plan and other audits and assistance with international accounting matters.

(3)	Fees related to services related to tax compliance, international tax advisory services and tax planning, including tax planning for a potential acquisition.

In February 2007, our audit committee adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than 1 year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by Ernst & Young in 2008 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

PROXY ITEM 2 — PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to vote on a proposal by the audit committee to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

Adoption of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2008, with the exception of (i) 1 report on Form 4 for Mr. Donald Evans relating to a transaction involving a purchase of shares that was inadvertently filed late and (ii) 1 report on Form 4 for Ms. Claire Schaming relating to 4 transactions involving the sale of shares she owned that was inadvertently filed late.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2010 annual meeting, your shareholder proposal must be received by our corporate secretary on or before December 2, 2009. If your proposal is not included in our proxy statement and proxy card for our 2010 annual meeting and you intend to present business for consideration at the 2010 annual meeting, you must comply with the requirements set forth in the following paragraph.

If you intend to present business for consideration at our 2010 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.02 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Your notice must be received by our corporate secretary no later than ten days after the meeting is first publicly announced in order to be timely given.

The proposal must set forth the following:

•	The name and address of the shareholder and the beneficial owner;

•	The class and number of shares owned by the shareholder and the beneficial owner;

•	A representation that the shareholder is the beneficial owner of stock entitled to vote at the annual meeting;

•	A representation that the shareholder intends to be present at the meeting in person or by proxy to present the proposal; and

•	A brief description of the proposal, the reasons for making the proposal and the interest of the shareholder (or person on whose behalf the shareholder is acting) in the proposal.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

April 1, 2009

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

Please mark your votes as indicated in this example	☒

PROPOSAL FOR ELECTION OF DIRECTORS Elect Directors Nominees:	FOR ALL ☐	WITHHELD FOR ALL ☐	*EXCEPTIONS ☐

PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting firm for 2009

				FOR ☐	AGAINST ☐	ABSTAIN ☐
Class II 01 X. Sharon Feng

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

02 Stephen R. Tritch

03 T. Michael Young

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

 FOLD AND DETACH HERE 

Koppers Holdings Inc.

  Important notice regarding the availability of proxy

  materials for the Shareholder Meeting to be held on

  May 6, 2009.

  The Proxy Statement and the 2008 Annual Report to   Shareholders are available at:

  https://www.sendd.com/EZProxy/?project_id=157

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PROXY

KOPPERS HOLDINGS INC.

ANNUAL MEETING OF SHAREHOLDERS – MAY 6, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Brian H. McCurrie and Steven R. Lacy as Proxy to represent and to vote, as designated on the reverse, and in the discretion on any other business which may properly come before the Annual Meeting of the Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. (the “Company”), held of record by the undersigned on March 17, 2009, at the Annual Meeting to be held on May 6, 2009, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” each proposal and in the discretion of Brian H. McCurrie and Steven R. Lacy on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

(Continued and to be signed on the reverse side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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